UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 13, 2026
Date of Report (date of earliest event reported)

LISATA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33650	22-2343568
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 173 Liberty Corner, NJ 07938
(Address of Principal Executive Offices)(ZipCode)

(908) 842-0100
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LSTA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 13, 2026, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of Lisata Therapeutics, Inc. (the “Company”) approved an increase in the size of the Board from seven to eight members and appointed Jeffrey Farrow as a Class III member of the Board to fill the newly created seat effective immediately, with an initial term expiring at the Company’s 2028 annual meeting of stockholders. The Board also appointed Mr. Farrow as a member of the Audit Committee.

Jeffrey Farrow (Age 65) has served as Chief Financial Officer and Chief Strategy Officer of Tarsus Pharmaceuticals, Inc. (Nasdaq: TARS), a commercial stage biopharmaceutical company focused on the development and commercialization of therapeutics in eye care and beyond, since April 2023. Mr. Farrow has also served as a director of Clover Biopharmaceuticals, Ltd., a development stage biotechnology company listed on the Hong Kong Stock Exchange, since September 2021 and a director, chairperson of the audit committee and member of the nominating and corporate governance committee of Achieve Life Sciences, Inc. (Nasdaq: ACHV), a late stage specialty pharmaceutical company, since May 2026. Mr. Farrow previously served as Chief Financial Officer of Global Blood Therapeutics, Inc. (formerly Nasdaq: GBT), a biopharmaceutical company, from April 2016 until December 2022 when it was acquired by Pfizer Inc. Prior to that, Mr. Farrow served as chief financial officer of ZS Pharma, Inc., a biopharmaceutical company, which was acquired by AstraZeneca in December 2015. Prior to ZS Pharma, he served as the chief financial officer at Hyperion Therapeutics, Inc., a commercial pharmaceutical company, from July 2010 until May 2015 which was acquired by Horizon Therapeutics in May 2015. He previously served as vice president of finance at Evotec AG, a drug discovery and development company. Prior to Evotec, Mr. Farrow served as vice president of finance and chief accounting officer at Renovis, Inc., a drug discovery and development company, which was acquired by Evotec AG. Earlier in his career, Mr. Farrow spent seven years working in the audit practice of KPMG LLP. Mr. Farrow holds a B.A. in business administration with a concentration in corporate finance from California State University at Fullerton and is a certified public accountant (inactive).

The Company believes that Mr. Farrow is qualified to serve on our board of directors based on his experience as a principal financial officer at and as a board member of multiple publicly traded companies in the biopharmaceutical industry, as well as his prior experience in finance and accounting.

Mr. Farrow has entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on September 15, 2022.

Mr. Farrow has no family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Farrow and any other person pursuant to which he was selected as a member of the Board. The Company is not aware of any transaction in which Mr. Farrow has an interest requiring disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Board has determined that Mr. Farrow is an independent director in accordance with the listing requirements of the Nasdaq Capital Market. On October 14, 2026, the Company issued a press release announcing the appointment of Mr. Farrow to the Board. A copy of this press release is filed as Exhibit 99.1 to this current report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press release, dated October 14, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LISATA THERAPEUTICS, INC.

	By:	/s/ David J. Mazzo
Name: David J. Mazzo, PhD
Title: Chief Executive Officer
Dated: October 14, 2026